Filed pursuant to Rule 433

September 11, 2018

Relating to

Preliminary Prospectus Supplement dated September 11, 2018 to

Prospectus dated January 26, 2017

Registration Statement No. 333-213765

Duke Energy Corporation
$500,000,000 5.625% Junior Subordinated Debentures due 2078

Pricing Term Sheet

Issuer:	Duke Energy Corporation

Registration Format:	SEC Registered

Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading is expected to begin within 30 days of issuance.

Trade Date:	September 11, 2018

Settlement Date:	September 17, 2018 (T+4)

Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB-

Interest Payment Dates:	Quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2018, subject to deferral

Optional Deferral of Interest:	Up to 40 consecutive quarterly periods per deferral; deferred interest will accrue and compound quarterly at an annual rate of 5.625%, as permitted by law.

Security Description:	5.625% Junior Subordinated Debentures due 2078

Principal Amount:	$500,000,000

Maturity:	September 15, 2078

Coupon Rate:	5.625%

Denominations:	$25.00 and integral multiples of $25.00 in excess thereof

Initial Price to Public:	$25.00 per Debenture

Purchase Prices:	$24.2125 per Debenture (for sales to retail investors)

$24.5000 per Debenture (for sales to institutional investors)

Over-allotment Option:	None

Optional Redemption Provisions:

Par Call:

On or after September 15, 2023, at any time and from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of such Debentures being redeemed to, but excluding, the date of redemption.

Call for Tax Event:

Prior to September 15, 2023, following the occurrence of a Tax Event, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of such Debentures being redeemed to, but excluding, the date of redemption.

Call for Rating Agency Event:

Prior to September 15, 2023, following the occurrence of a Rating Agency Event, in whole but not in part, at a redemption price equal to 102% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of such Debentures being redeemed to, but excluding, the date of redemption.

CUSIP / ISIN:	26441C 402 / US26441C4024

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc.

Junior Co-Managers:	Academy Securities, Inc.

C.L. King & Associates, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The terms “Rating Agency Event” and “Tax Event” have the same meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement dated September 11, 2018.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, RBC Capital Markets, LLC toll-free at (866) 375-6829 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.